UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices)

(Zip Code)

(781) 565-5000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Purchase Agreement

On March 13, 2017, Nuance Communications, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Barclays Capital Inc. as representatives of the several initial purchasers listed in Schedule I thereto (the “Initial Purchasers”), to issue and sell $350 million aggregate principal amount of 1.25% Senior Convertible Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. The Company also granted to the Initial Purchasers an option to purchase up to an additional $60 million principal amount of such Notes to cover over-allotments, if any.

The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Purchase Agreement.

Indenture

On March 17, 2017, the Company entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), relating to the issuance of and governing the Notes and issued a global note (the “Global Note”) in the aggregate principal amount of $350 million in the name of Cede & Co. as nominee for The Depository Trust Company.

The material terms and conditions of the Indenture and the Notes governed thereby are as follows:

Maturity. April 1, 2025, unless otherwise repurchased or converted.

Interest. The Notes bear interest at a rate of 1.25% per year. Interest is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2017.

Conversion Rights. The Notes are convertible at a holder’s option at an initial conversion rate of 45.0106 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $22.22 per share), subject to adjustment. Holders may convert their Notes at their option at any time prior to the business day immediately preceding the maturity date only under the following circumstances: (1) prior to October 1, 2024, on any date during any fiscal quarter beginning after June 30, 2017 (and only during such fiscal quarter) if the closing sale price of the Company’s common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, (2) at any time on or after October 1, 2024, (3) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the Notes for each day during such five trading-day period was less than 98% of the closing sale price of the Company’s common stock period multiplied by the then current conversion rate or (4) upon the occurrence of specified corporate events.

Purchase at Option of Holders Upon a Fundamental Change. If a fundamental change (as defined in the Indenture) occurs prior to maturity, holders of the Notes may require the Company to purchase all or a portion of their Notes in cash at a purchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date.

No Redemption. The Company may not redeem the Notes prior to maturity.

Ranking. The Notes will be the Company’s general senior unsecured obligations and will rank pari passu in right of payment with all of the Company’s other existing and future senior indebtedness, effectively subordinated to the Company’s secured indebtedness, to the extent of the value of such assets securing such indebtedness, and structurally subordinated to any indebtedness and liabilities (including trade payables) of any of the Company’s subsidiaries.

Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the principal amount of the Notes plus accrued and unpaid interest (including additional interest), if any, to become due and payable: (1) a default by the Company in the payment when due of any principal on any of the Notes at maturity, or upon repurchase; (2) a default by the Company in the payment of any interest when due on any of the Notes, which default continues for 30 days; (3) a failure by the Company to deliver cash and, if applicable, shares of common stock upon conversion of a Note, which continues for five business days following the scheduled settlement date for such conversion; (4) a default by the Company in its obligation to provide notice of the occurrence of a fundamental change as required by the Indenture; (5) a failure by the Company to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture, and such default continues for 60 days after receipt of notice of such default; (6) a default by the Company or any of its significant subsidiaries under any indebtedness for borrowed money that results in the acceleration of indebtedness, or the failure to pay any such indebtedness at maturity, in each case in an aggregate amount in excess of $50 million, and such indebtedness is not discharged and acceleration is not rescinded, stayed or annulled within 30 days after receipt of notice of such default; (7) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance or subject to a binding indemnity from a financially responsible third party with resources sufficient to pay such indemnity obligation when due) is rendered against the Company or any of its significant subsidiaries, and such judgment is not discharged or stayed within 90 days; or (8) certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary.

The Company received approximately $343.5 million in net proceeds from the offering, after deducting the Initial Purchasers’ discount and commissions and estimated offering expenses. The Company used $99.1 million of the net proceeds from the offering to fund the repurchase of shares of the Company’s common stock pursuant to transactions negotiated with institutional investors concurrently with the pricing of the offering of the Notes. The Company will use the remaining net proceeds, together with cash on hand, to repurchase, redeem, retire or otherwise repay all of its outstanding 2.75% Senior Convertible Debentures due 2031, including the repurchase of $17.8 million in aggregate principal amount concurrently with the offering of the Notes. Pending those uses, the Company intends to invest the net proceeds from the offering in cash, cash equivalents, investment grade securities or other short-term marketable securities.

To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of common stock.

The Indenture, including the form of Global Note, is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing summary description of the Indenture and the Global Note is qualified in its entirety by reference to the full text of the Indenture and the Global Note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events

On March 13, 2017, the Company issued a press release announcing its offering of senior convertible notes. A copy of the press release is attached as Exhibit 99.1.

On March 13, 2017, the Company issued a press release announcing the pricing of its offering of senior convertible notes. A copy of the press release is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Indenture, dated as of March 17, 2017, by and between Nuance Communications, Inc. and U.S. Bank National Association, as trustee, relating to 1.25% Senior Convertible Notes due 2025, including form of Global Note.

10.1	Purchase Agreement, dated as of March 13, 2017, by and among Nuance Communications, Inc. and Morgan Stanley & Co. LLC and Barclays Capital Inc. as representatives of the several Initial Purchasers listed in Schedule I thereto.

99.1	Press Release, dated March 13, 2017.

99.2	Press Release, dated March 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: March 17, 2017	By:	/s/ Daniel D. Tempesta
		Name:	Daniel D. Tempesta
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of March 17, 2017, by and between Nuance Communications, Inc. and U.S. Bank National Association, as trustee, relating to 1.25% Senior Convertible Notes due 2025, including form of Global Note.

10.1	Purchase Agreement, dated as of March 13, 2017, by and among Nuance Communications, Inc. and Morgan Stanley & Co. LLC and Barclays Capital Inc. as representatives of the several Initial Purchasers listed in Schedule I thereto.

99.1	Press Release, dated March 13, 2017.

99.2	Press Release, dated March 13, 2017.